Exhibit 99.1

Wave Life Sciences Reports Fourth Quarter and Full Year 2025 Financial Results and Provides Business Update

On track for INLIGHT clinical data update in 1Q 2026; fat loss similar to GLP-1 observed at three months and expected to continue over time and with higher doses of WVE-007 (INHBE GalNAc-siRNA), while preserving muscle mass

Planning underway to initiate Phase 2a multidose portion of WVE-007 INLIGHT clinical trial for obesity in individuals with higher BMI and comorbidities in 1H 2026, as well as additional trials of WVE-007 as an incretin add-on and as post-incretin maintenance in 2026

Advancing regulatory engagement on potential accelerated approval pathway for WVE-006 (GalNAc-RNA editing) for AATD with feedback anticipated mid-2026; RestorAATion-2 clinical trial fully enrolled through 600 mg cohort and multiple data updates on track beginning with 400 mg multidose data in 1Q 2026

CTA submission for WVE-008 (GalNAc-RNA editing for PNPLA3 I148M liver disease) on track for 2026

Well capitalized with cash and cash equivalents of $602.1 million as of December 31, 2025 and expected cash runway into 3Q 2028

Investor conference call and webcast at 8:30 a.m. ET today

CAMBRIDGE, Mass., February 26, 2026 – Wave Life Sciences Ltd. (Nasdaq: WVE), a clinical-stage biotechnology company focused on unlocking the broad potential of RNA medicines to transform human health, today announced financial results for the fourth quarter and full year ended December 31, 2025, and provided a business update.

“We entered 2026 focused on executing in two priority areas: accelerating development of WVE-007, our INHBE GalNAc-siRNA for obesity, and rapidly advancing our RNA editing portfolio, which includes WVE-006 for AATD and WVE-008 for PNPLA3 liver disease. WVE-007 is enabled by our leading RNAi capabilities supported by a differentiated and proprietary SpiNA design, and has the potential to be a transformative treatment approach for obesity. Our interim INLIGHT clinical data from the lowest therapeutic single-dose cohort demonstrated fat loss on par with GLP-1, favorable safety and tolerability, as well as the potential for once or twice a year dosing,” said Paul Bolno, MD, MBA, President and Chief Executive Officer at Wave Life Sciences. “With our upcoming data update, we will have the first opportunity to assess the impact of longer follow-up and a higher dose level. We are also working rapidly towards initiating the Phase 2a multidose portion of our INLIGHT study in individuals with higher BMI and comorbidities. In addition, we are excited to investigate WVE-007 across treatment settings as an incretin add-on and post-incretin maintenance to potentially benefit more individuals living with obesity.”

Dr. Bolno added, “With WVE-006, our RNA editing therapeutic candidate for AATD, we have already achieved key AATD treatment goals including dynamic AAT production of over 20 micromolar. By correcting RNA, WVE-006 is designed to address both liver and lung manifestations of the disease with convenient, infrequent subcutaneous dosing. WVE-006 has demonstrated a favorable safety profile and comes without the irreversible, collateral bystander edits and indels, which are associated with DNA base editing. Additionally, WVE-006 does not require LNP delivery, which may be associated with systemic and liver toxicities. WVE-006 has the potential to provide a much-needed therapeutic option for the 200,000 individuals in the U.S. and Europe living with homozygous ‘ZZ’ AATD. We have accelerated regulatory engagement and we expect to receive feedback on a potential accelerated approval pathway mid-year. Building on our clinical success in RNAi and RNA editing, we are advancing WVE-008, our PNPLA3 GalNAc-AIMer, for the nine million individuals living with homozygous PNPLA3 I148M liver disease in the U.S. and Europe, as well as a pipeline of additional hepatic and extra-hepatic siRNAs and AIMers, further supporting our vision of bringing transformative therapies to individuals living with the burden of disease.”

Recent Business Highlights and Expected Milestones

Obesity

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WVE-007 is an investigational GalNAc-siRNA (SpiNA design) designed to silence INHBE mRNA, a promising therapeutic strategy to treat obesity with strong evidence from human genetics. Individuals who have a protective loss-of-function variant in one copy of the INHBE gene have a healthier cardiometabolic profile, including less abdominal fat, lower triglycerides, and lower risk of type 2 diabetes and cardiovascular disease. In preclinical studies in DIO mice, a single dose of Wave’s INHBE GalNAc-siRNA led to weight loss similar to GLP-1 (semaglutide), substantial decreases in fat mass and preservation of lean mass. As an add-on to semaglutide, Wave observed double the weight loss in mice compared to semaglutide alone, and in a separate study it prevented weight regain upon cessation of semaglutide.

•

In December 2025, Wave announced interim results from the ongoing Phase 1, single-ascending dose portion of its INLIGHT clinical trial of WVE-007 in healthy individuals with overweight or obesity and an average BMI of 32.1 kg/m², a population with less visceral and subcutaneous fat than typical obesity studies. A single 240 mg dose of WVE-007 demonstrated improved body composition with fat loss similar to GLP-1 at three months with muscle preservation. INLIGHT does not include any diet or exercise modifications. There was sustained and robust suppression of serum Activin E supporting once-or twice-yearly dosing. WVE-007 was generally safe and well tolerated.

•	In the first quarter of 2026, Wave expects to deliver six-month follow-up data from Cohort 2 (240 mg) and three-month follow-up data from Cohort 3 (400 mg).

•

Planning is underway to initiate the Phase 2a multidose portion of INLIGHT evaluating WVE-007 as monotherapy in individuals with higher BMI and comorbidities in the first half of 2026. Assessments of the multidose portion, in addition to safety and tolerability, are expected to include serum Activin E, body weight, body composition (DEXA and MRI), and liver fat content (MRI-PDFF).

•	Wave also expects to initiate new clinical trials evaluating WVE-007 as an incretin add-on and as post-incretin maintenance in 2026.

AATD (Alpha-1 antitrypsin deficiency)

•

WVE-006 is an investigational GalNAc-conjugated, subcutaneously delivered, RNA editing oligonucleotide (AIMer) for alpha-1 antitrypsin deficiency (AATD). Clinical data from the 200 mg single and multidose cohorts and 400 mg single dose cohort of the ongoing RestorAATion-2 clinical trial have demonstrated WVE-006 achieved key AATD treatment goals, recapitulating the MZ phenotype, including the ability to dynamically generate AAT protein during an acute phase response.

•	In February 2026, with full control of WVE-006, Wave announced it was accelerating its regulatory engagement on a potential accelerated approval pathway.

•	The RestorAATion-2 clinical trial is fully enrolled through the 600 mg cohort, and dosing is ongoing.

•	Wave expects to deliver data from the 400 mg multidose cohort in the first quarter of 2026. Wave also expects to deliver single and multidose data from the 600 mg cohort in 2026.

•	Wave expects to receive regulatory feedback on a potential accelerated approval pathway mid-2026.

PNPLA3 I148M liver disease

•

WVE-008: Wave is building on its clinical success in RNA editing by advancing WVE-008, a GalNAc-conjugated AIMer for homozygous PNPLA3 I148M liver disease. Preparations continue to support a clinical trial application (CTA) filing for WVE-008 in 2026.

DMD (exon 53)

•	WVE-N531: Wave remains on track to file a New Drug Application (NDA) in 2026 to support accelerated approval of WVE-N531 with monthly dosing.

GSK research collaboration

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In January 2026, GSK selected a fourth program to advance to development candidate. Under the collaboration, GSK can advance up to eight programs leveraging Wave’s PRISM® platform, with target validation work ongoing across multiple therapy areas. Assuming advancement of these programs, Wave would be eligible for up to $2.8 billion in initiation, development, launch, and commercialization milestones, as well as tiered royalties. Wave anticipates it will continue to receive milestone payments in 2026 and beyond.

Financial Highlights

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Cash and cash equivalents were $602.1 million as of December 31, 2025, compared to $302.1 million as of December 31, 2024. The increase in cash year-over-year is primarily due to financing proceeds along with the receipt of milestone payments and research funding from GSK. Wave expects that its current cash and cash equivalents will be sufficient to fund operations into 3Q 2028. Potential future milestone and other payments to Wave under its GSK collaboration are not included in its cash runway.

•

Revenue recognized was $17.2 million for the fourth quarter of 2025 as compared to $83.7 million in the prior year quarter. Revenue recognized was $42.7 million in 2025 as compared to $108.3 million in 2024.

•

Research and development expenses were $52.8 million in the fourth quarter of 2025 as compared to $44.6 million in the same period in 2024. Research and development expenses for the full year were $182.8 million in 2025, as compared to $159.7 million in 2024.

•

General and administrative expenses were $20.9 million in the fourth quarter 2025 as compared to $16.1 million in the same period in 2024. General and administrative expenses for the full year were $75.3 million in 2025, as compared to $59.0 million in 2024.

•

Net loss was $53.2 million for the fourth quarter of 2025 as compared to a net income of $29.3 million in the prior year quarter. Net loss for the full year was $204.4 million for 2025 as compared to $97.0 million in 2024.

Investor Conference Call and Webcast

Wave will host an investor conference call today at 8:30 a.m. ET to review the fourth quarter and full year 2025 financial results and pipeline updates. A webcast of the conference call can be accessed by visiting “Investor Events” on the investor relations section of the Wave Life Sciences website: https://ir.wavelifesciences.com/events-publications/events. Analysts planning to participate during the Q&A portion of the live call can join the conference call at the audio-conferencing link here. Following the live event, an archived version of the webcast will be available on the Wave Life Sciences website.

About Wave Life Sciences

Wave Life Sciences (Nasdaq: WVE) is a biotechnology company focused on unlocking the broad potential of RNA medicines to transform human health. Wave’s RNA medicines platform, PRISM®, combines multiple modalities, chemistry innovation and deep insights in human genetics to deliver scientific breakthroughs that treat both rare and common disorders. Its toolkit of RNA-targeting modalities, including RNAi (SpiNA) and RNA editing (AIMers), provides Wave with unmatched capabilities for designing and sustainably delivering candidates that optimally address disease biology. Wave’s pipeline is focused on its obesity (WVE-007), alpha-1 antitrypsin deficiency (WVE-006) and PNPLA3 I148M liver disease (WVE-008) programs, and also includes clinical programs in Duchenne muscular dystrophy and Huntington’s disease, as well as several preclinical programs utilizing the company’s versatile RNA medicines platform. Driven by the calling to “Reimagine Possible,” Wave is leading the charge toward a world in which human potential is no longer hindered by the burden of disease. Wave is headquartered in Cambridge, MA. For more information on Wave’s science, pipeline and people, please visit www.wavelifesciences.com and follow Wave on X and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, concerning our goals, beliefs, expectations, strategies, objectives and plans, and other statements that are not necessarily based on historical facts, including statements regarding the following, among others: the anticipated initiation, timing, design, progress, data and announcements related to our clinical trials, including interactions with and feedback from regulators and any potential registrational submissions based on these data; the future performance and results of our programs in clinical trials, including the anticipated therapeutic benefits of such programs and our expectations with respect to how our clinical data may predict success for our future therapeutic candidates and data readouts; the potential commercialization of our programs the potential size of the markets that our therapeutics may address; preclinical activities and programs and their potential to transition into clinical-stage programs, and the timing, progress and announcement of such events; the progress and potential benefits, including the potential achievement of milestones, of collaborations and strategic partnerships; the expected benefits of our stereopure oligonucleotides compared with stereorandom oligonucleotides; the breadth and versatility of our PRISM® drug discovery and development platform; the potential benefits of our RNA-targeting modalities, including RNAi (SpiNA) and RNA editing (AIMers); the potential for certain of our programs to be best-in-class or first-in-class, or to change the existing treatment paradigm or show substantial benefits over existing standards of care; our financial performance, including the anticipated duration of our cash runway and our ability to fund future operations; our intended uses of capital; and our expectations regarding the impact of any potential global macro events on our business. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual results to differ materially from those indicated by these forward-looking statements as a result of these risks, uncertainties and important factors, including, without limitation, the clinical results and timing of our programs, which may not support further development of our product candidates; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; our effectiveness in managing current and future clinical trials and regulatory processes; the continued development and acceptance of nucleic acid therapeutics as a class of drugs; our ability to demonstrate the therapeutic benefits of our stereopure candidates in clinical trials, including our ability to develop candidates across multiple therapeutic modalities; our ability to obtain, maintain and protect intellectual property; our ability to fund our operations and to raise additional capital as needed; competition from others developing therapies for similar uses; and any impacts on our business as a result of or related to any global economic uncertainty or market disruptions, as well as the other risks and uncertainties described in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC), as amended, and in other filings we make with the SEC from time to time. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We undertake no obligation, except to the extent required by law, to update the information contained in this press release to reflect subsequently occurring events or circumstances.

Contact:

Kate Rausch

VP, Corporate Affairs and Investor Relations

+1 617-949-4827

Investors:

James Salierno

Director, Investor Relations

+1 617-949-4043

InvestorRelations@wavelifesci.com

Media:

Katie Sullivan

Senior Director, Corporate Communications

+1 617-949-2936

MediaRelations@wavelifesci.com

WAVE LIFE SCIENCES LTD.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$602,068	$302,078
Accounts receivable	1,276	1,422
Prepaid expenses	8,395	9,544
Other current assets	3,075	7,350

Total current assets	614,814	320,394
Long-term assets:
Property and equipment, net of accumulated depreciation of $49,522 and $46,329 as of December 31, 2025 and 2024, respectively	7,405	10,128
Operating lease right-of-use assets	12,458	17,870
Restricted cash	3,806	3,760
Other assets	16	55

Total long-term assets	23,685	31,813

Total assets	$638,499	$352,207

Liabilities, Series A preferred shares and shareholders’ equity
Current liabilities:
Accounts payable	$15,700	$16,262
Accrued expenses and other current liabilities	26,564	21,081
Current portion of deferred revenue	44,440	65,972
Current portion of operating lease liability	8,361	7,638

Total current liabilities	95,065	110,953
Long-term liabilities:
Deferred revenue, net of current portion	7,798	6,099
Operating lease liability, net of current portion	9,405	17,766

Total long-term liabilities	17,203	23,865

Total liabilities	$112,268	$134,818

Series A preferred shares, no par value; 3,901,348 shares issued and outstanding at December 31, 2025 and 2024	$7,874	$7,874

Shareholders’ equity:
Ordinary shares, no par value; 187,660,263 and 153,037,286 shares issued and outstanding at December 31, 2025 and 2024, respectively	$1,616,478	$1,175,181
Additional paid-in capital	228,365	156,454
Accumulated other comprehensive loss	(250)	(262)
Accumulated deficit	(1,326,236)	(1,121,858)

Total shareholders’ equity	518,357	209,515

Total liabilities, Series A preferred shares and shareholders’ equity	$638,499	$352,207

The accompanying notes are an integral part of the consolidated financial statements.

WAVE LIFE SCIENCES LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenue	$17,244	$83,748	$42,727	$108,302

Operating expenses:
Research and development	52,814	44,645	182,779	159,682
General and administrative	20,897	16,136	75,331	59,023

Total operating expenses	73,711	60,781	258,110	218,705

Income (loss) from operations	(56,467)	22,967	(215,383)	(110,403)
Other income, net:
Dividend income and interest income, net	3,054	3,738	10,478	10,163
Other income, net	234	2,548	527	3,232

Total other income, net	3,288	6,286	11,005	13,395

Income (loss) before income taxes	(53,179)	29,253	(204,378)	(97,008)
Income tax benefit	—	—	—	—

Net income (loss)	$(53,179)	$29,253	$(204,378)	$(97,008)

Net income (loss) attributable to ordinary shareholders, basic and diluted	$(53,179)	$29,253	$(204,378)	$(97,008)

Net income (loss) per share attributable to ordinary shareholders—basic	$(0.30)	$0.18	$(1.21)	$(0.70)

Weighted-average ordinary shares used in computing net income (loss) per share attributable to ordinary shareholders—basic	180,152,207	161,487,609	168,649,795	138,277,468

Net income (loss) per share attributable to ordinary shareholders—diluted	$(0.30)	$0.17	$(1.21)	$(0.70)

Weighted-average ordinary shares used in computing net income (loss) per share attributable to ordinary shareholders—diluted	180,152,207	172,290,361	168,649,795	138,277,468

Other comprehensive income (loss):
Net income (loss)	$(53,179)	$29,253	$(204,378)	$(97,008)
Foreign currency translation gain (loss)	(60)	(103)	12	(138)

Comprehensive income (loss)	$(53,239)	$29,150	$(204,366)	$(97,146)

The accompanying notes are an integral part of the consolidated financial statements.